N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


Evergreen Strategic Growth Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		27,885  	0.08		433,315	19.14
Class B		0           	0 		81,123  	18.21
Class C		0           	0		191,496	18.21
Class I		2,957,101   	0.14		19,380,949	19.31
Class IS	17,986   	0.05		299,747	19.06
Class R		14         	0.03		531       	19.15